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FOR IMMEDIATE RELEASE
                    CONTACT: Mike Ryan,
                    Narragansett Electric 401-784-7000


                    Fred Mason, EUA
                    508-559-2000 ext. 3662


RHODE ISLAND'S ELECTRIC CUSTOMERS TO RECEIVE $100 MILLION IN RATE
SAVINGS OVER FIVE YEARS

     Attorney General, Department of Public Utilities and Carriers, and U.S. Navy reach agreement with NEES/EUA on merger PROVIDENCE, R.I., January 26, 2000 - New England Electric System (NEES, the parent of Narragansett Electric Company) and Eastern Utilities Associates (EUA, the parent company of Blackstone Valley Electric and Newport Electric) today announced a settlement agreement that guarantees the state's 454,000 electric customers $100 million in total savings through 2004.

     The agreement gives customers $13 million per year in immediate rate relief, provides additional savings through a five-year rate freeze, and doubles the number of low-income customers eligible for discounted rates.

     The settlement includes an incentive-based plan that allows customers and the company to share in the savings created by the merger. The settlement also includes standards to ensure that strong service quality is maintained, and provides resources for environmental remediation.

     "We are delighted to have reached this broad-based settlement, and look forward to presenting it to the Commission," noted Narragansett Electric Company President and Chief Executive Officer Lawrence J. Reilly. "We are grateful for the efforts of all the parties involved, who have devoted much time to ensuring that Rhode Island's electric customers receive the best service at the lowest possible rates."


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     The rate plan will be implemented after the agreement has
been approved by the Rhode Island Public Utilities Commission, once all required regulatory approvals for the merger have been obtained, and when metering and billing systems are ready to administer the settlement agreement's new rates.

     NEES is targeting a March completion of its merger with EUA, and will complete the mergers of the operating companies as soon thereafter as possible.

     The Federal Energy Regulatory Commission has approved the merger. The Massachusetts Department of Telecommunications and
Energy, the Securities and Exchange Commission, and the Nuclear
Regulatory Commission also must sign off on the merger.

     The announcement comes two months after a settlement agreement on the merger was reached in Massachusetts with the state's Attorney General, the Division of Energy Resources, the Associated Industries of Massachusetts, and The Energy Consortium. EUA serves customers in Massachusetts through its subsidiary, Eastern Edison Company.

     In February, 1999, NEES and EUA announced their intentions to merge. The new entity will serve 1.6 million customers in 228
New England communities.

     Narragansett Electric will serve Rhode Island's electric customers. Massachusetts Electric Company, a NEES subsidiary, will serve customers of the combined utilities in that state. NEES also services Granite State Electric Company customers in New Hampshire, and Nantucket Electric Company customers on the Massachusetts island.

     In December, 1998, NEES announced that it will merge with National Grid Group plc (LSE, NYSE: NGG), the world's largest independent transmission company, based in Coventry, England. Upon completion of that merger, NEES will become a wholly owned subsidiary of National Grid Group. The NEES/EUA merger is not contingent upon the NEES/National Grid merger closing.

     Both NEES (NYSE:NES), headquartered in Westborough, Mass., and EUA (NYSE: EUA), based in West Bridgewater, Mass., are public-utility holding companies.